EXHIBIT 10.5

PROPERTY MANAGEMENT AGREEMENT

This Property Management Agreement (Agreement) is entered into this 15th day of April 2005, by and between Auburn & Douglas, LLC (Landlord) and University Capital Management, Inc. (Manager).

WHEREAS, Landlord and Manager, is consideration of the mutual promises herein contained, agree as follows:

1. JOB DESCRIPTION.

Manager shall act as Landlord’s exclusive agent to manage, operate and maintain the property described as Granite Bay Shopping Center, which property consists of approximately Eighty-Seven Thousand (87,000) rentable square feet suitable for use as Retail space, and associated grounds, parking areas and other appurtenances (The Property). The Property now is and in the future will be leased to one or more tenants (Tenants) under written leases (collectively “Tenant Leases”) Definition limited to existing leases, not future ones.

2. MANAGEMENT STANDARDS.

(a)	Manager agrees to furnish the services of its organization to manage the Property and to exercise professional competence in managing the Property in order to provide Landlord with property management services consistent with standards in the area for properties of this type.
(b)	Manager agrees, notwithstanding the independent contractor authority granted herein, to confer with Landlord on a regular basis in the performance of its duties, and to inform the Landlord of any unusual matters affecting the Property.

3. MANAGER’S PERFORANCE OF LANDLORD’S DUTIES TO TENANTS.

(a)	Landlord Lease Obligations. Manager agrees to reasonably provide services agreed upon by the Landlord under the Tenant Leases on the Property. In this regard, Manager shall be provided with copies of all Tenant Leases and shall be responsible for performing Landlord’s management duties there under. Although Manager shall perform Landlord’s management obligations under the Tenant Leases, Landlord agrees that it remains obligated for all obligations under the Tenant Leases.

(b)	Maintenance and Repairs.

(1)	Manager shall cause the Property to be maintained according to the standards set forth in the Tenant leases, or as otherwise required by Landlord, including but not limited to interior and exterior cleaning, painting, plumbing, heating and ventilating systems, elevators, carpentry, landscape maintenance, parking lot cleaning and other normal maintenance and repair work. If requested by Landlord, Manager shall also coordinate the construction of tenant improvements under the Tenant Leases.

(2)	In fulfillment of its duties paragraph (1) of this section, at Landlord’s expense, Manager shall purchase such supplies, equipment, and services as are necessary for the operation and maintenance of the property; provided, however, that no disbursement for this purpose shall be made in excess of Ten thousand Dollars ($10,000) over a particular budgeted repair and maintenance line item, unless specially authorized by Landlord, except that emergency repairs, involving danger to life or property, or repairs immediately necessary for the preservation and safety of the property, or for the safety of its Tenants, or required to avoid the suspension of any necessary service to the Property, may be made by manager irrespective of the cost limitation imposed by this section. Notwithstanding the authority granted herein regarding emergency repairs, Manager will, if at all possible, confer with Landlord prior to incurring any expense for emergency repairs.

(c)	Services and Utilities. Manager shall contract all services and utilities necessary for the operation and maintenance of the property, including but not limited to water, electricity, gas, fuel, telephone, pest control, trash removal, window cleaning, and any other services for which landlord is obligated to provide under the Tenant Leases or which would normally be provided in a property for this type in the Sacramento area. However, Manager shall not enter into any contract on behalf of landlord with a term greater than one (1) year without prior written approval of Landlord and Landlord, not Manager, shall be solely responsible for all incurred for said services and utilities for the property.

(d)	Insurance Coverage. Landlord shall cause to be placed on the property, and periodically reviewed and adjusted, all forms and amounts of insurance which Landlord is obligated to provide under the Tenant Leases and which are generally carried by owners for properties of this type in the Sacramento area. Manager will provide any information and assistance necessary to obtain the required insurance coverage. Manager shall be named as additional insured on all policies related to public liability, personal injury and property insurance. Proof of all such insurance coverage shall be delivered to Manager.

Manager shall promptly investigate and report to Landlord all accidents or claims for damage relating to the ownership, operation, and maintenance of the property including any material damage to or destruction of the property, the estimated cost of repair, and shall cooperate and make any and all reports required by any insurance company in connection therewith.

(e)	Condemnation. Any eminent domain proceedings will be Landlord’s Responsibility.

(f)	Action Authorized with Respect to Existing Leases. Manager is authorized to negotiate, but not to execute, renewals, extensions and cancellation of the Tenant leases. However, Manager shall obtain Landlord’s prior approval of the range of terms and conditions acceptable to Landlord before Manager negotiates a renewal, extension or cancellation of a lease with a Tenant. Manager is authorized to institute such actions or other proceeding in Landlord’s name as may be deemed appropriate under the terms of any Tenant Lease in order to evict Tenants, recover rent, charges, or other sums payable to Landlord. In this regard manager shall retain legal counsel approved by Landlord, in Landlord’s name. Landlord shall be solely responsible for all attorney’s fees and costs incurred by Manager in such proceedings. (See paragraph 6(a) regarding Manager’s compensation for such services) Landlord shall also be responsible for any attorney’s fees, cost bills or judgments awarded against Landlord as the result of any unsuccessful litigation.

(g)	Addressing Tenant Problems. Manager shall be authorized to resolve Tenant problems/request of a nature where Manager, after through investigation, deems the time, expense and effort to address said request is less that One Dollar ($1.00) per square foot of rentable space Tenant problems/requests requiring remedies in excess of that amount shall be reported to the Landlord with appropriate recommendations for action. Landlord shall advise Manager of the desired course of action on such circumstances.

4. COLLECTION OF RENT AND PAYMENT OF EXPENSES.

(a)	Manager Collection. Manager shall use its commercially reasonable efforts to collect all rents and revenues from the Property in such amounts as are specified in the individual Tenant leases or from other sources. In the event of a Tenant’s failure to pay any rent or revenue requires in a Tenant Lease, Manager shall advise Landlord of nonpayment within ten (10) business days after said payments is delinquent and shall take such action as specified by Landlord regarding the collection of the delinquent rent.

(b)	Deposit of Collections. Manager shall establish and maintain, at a federally insured bank, a bank account (Bank Account) for the deposit of the monies Manager collects from the Property. Manager shall have the authority to draw on the Bank Account for any payments which Manager must make to discharge any liabilities or obligations incurred pursuant to this Agreement, and for the payment of Manager’s fee, all of which payments shall be subject to the limitations of this agreement.

(c)	Authorized Expenditures. From the funds collected and deposited in the Bank Account, Manager shall cause to be timely disbursed all real estate and other taxes, and all other expenses, charges, licenses, taxes, assessments or encumbrances of every nature with respect to the property. Manager is not responsible for making mortgage payments on behalf of Landlord.

(d)	Controls on Bank Account Disbursements. Manager shall organize and maintain a system of internal controls designed to ensure the authenticity of bills paid and the reasonableness of the costs of expenses incurred.

5. FINANCIAL RECORDS AND REPORTS

(a)	Records. Manager agrees to keep full, accurate, complete, and separate records of Manager’s expenditures for the property in accordance with accepted accounting standards and procedures, showing income and expenditures in connection with operation of the property, to the end that any accounts payable, other obligations, cash, accounts receivable, and other assets pertaining thereto can be identified and the balances determined at all times. Landlord shall have the right during normal business hours, through its agents or representatives, to inspect any records of Manager which may verify the financial or monthly reports, including, but not limited to, all checks, bills, vouchers, statements, cash, receipts, correspondence, and all other records in connection with management of the property.

Landlord, at its own expense, shall have the right to cause an annual audit to be made of all accounts books and records maintained by Manager on Landlord’s behalf regarding the management of the property. In the event Landlord desires such an audit be performed, Landlord agrees to give Manager no less than twenty (20) days prior written notice of an audit. Further, neither Manager or its agents, representatives or employees shall be required to assist with the audit save and except for making the necessary books and records available to Landlord and/or its agents and representatives on the date the audit is schedule to commence. Manager shall be entitled to a copy of any and all audit summaries, reports, compilations or results of an audit commenced by Landlord.

(b)	Monthly Statements. Manager shall prepare a monthly Statement showing all revenues and expenses reconciled to the cash balances for the previous month. Manager shall submit the Monthly Report to Landlord no later that the 20th day of each month. Manager shall remit to Landlord monthly, along with the monthly Statements, a check for the total monthly revenue from the Property, less authorized expenses, Manager’s authorized compensation, and an amount sufficient to maintain an adequate operating reserve (“Reserve Balance”), the amount of which is to be agreed upon between Landlord and Manager.

(c)	Reserve Funds. With regard to the Reserve Balance, Manager shall be authorized to withdraw funds for any expenses to be paid by Landlord, including Manager’s compensation and monthly expenses under circumstances where Landlord has failed to pay expenses within ten (10) calendar days of Manager’s written request.

In the event Landlord’s reserve Balance is insufficient to cover Landlord’s expenses, Landlord agrees that the monthly contribution may be increased to an amount deemed sufficient based Manager’s recommendation and property expenditure projections. Further, Landlord agrees that an annual evaluation and adjustment to Landlord’s monthly contribution to the Reserve Account may be made, as necessary, based on Manager shall provide Landlord with information to support the recommended increase for Landlord’s review. Unless Landlord objects to the recommended increase within ten (10) calendar days of receipt of said information, the increase shall automatically be made following calendar month.

In the event that revenues collected by Manager are insufficient to cover the payment of monthly expenses, including Manager’s compensation, Landlord shall make arrangements to provide Manager with sufficient funds to pay expenses within five (5) days of notice from Manager.

6. MANAGER COMPENSATION.

(a)	Property Management Fees. For services rendered by Manager pursuant to this Agreement, Landlord shall pay to Manager, on a monthly basis, an amount equal to:

Four percent (4%) of the total gross rent collected for the Property.

(c)	Leasing Fees.

(1)	Renewals/Extensions. As additional compensation, if Manager negotiates a renewal or extension of a Tenant Lease, Manager shall be entitled to a fee of Three percent (3%) of net rent for years 1 through 5 and one half percent (1.5%) of net rent for the balance of the lease term.

(2)	New leases. If Manager negotiates a new lease, Manager shall be entitled to a fee a six percent (6%) of the net rent for years 1 through 5, and three percent (3%) of the net rent for the remaining lease term.

7. TERM

(a)	Commencement. This Agreement shall commence on the 15th day of April 2002 and shall terminate on the date provide in 7(b) below.

(b)	Termination. The Agreement shall terminate upon the earlier of:

(1)	Set Term. April 14, 2006, or

(2)	Bankruptcy. The bankruptcy of either Landlord or Manager; or

(3)	For Cause. Either Landlord or Manager may terminate this Agreement for cause. As used herein, “cause” shall be deemed to be a failure or either party to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by such party, where such default has not been cured, with regard to monetary defaults, within ten (10) days after receipt by the defaulting party of written notice from regard to non-monetary defaults (or if such non-monetary default cannot be cured within thirty (30) days, then such additional period as shall reasonably necessary to effect such cure, provided that any such cure shall commence not later that fifteen (15) days after receipt of such notice and thereafter shall be prosecuted diligently to conclusion.

(c) Automatic Extension. Unless Landlord or Manager gives written notice pursuant to paragraph 7(d) below, this Agreement shall be automatically extended for a period of one (1) year and annually again thereafter.

(d)          Election Terminate. Landlord or Manager may terminate this Agreement with 30 days notification.

(e)          Assignment upon Sale. Landlord shall notify manager, in written, at least sixty (60) days before an anticipated transfer of title of the property. Upon such transfer of title, this Agreement shall automatically terminate.

(f)          Consequences of Termination. Upon termination of this Agreement, it is agreed:

(1)	That all of the records in the possession of Manager pertaining to Manager’s operation of the Property, together with any other property of Landlord in Manager’s possession, shall be delivered to Landlord.

(2)	That Manager’s right to compensation shall immediately cease, except for any amounts payable hereunder which accrued prior to the date of termination.

(3)	That the agency created hereby shall immediately cease, and Manager shall have no further to act for Landlord.

8. INDEMNITY.

Landlord hereby acknowledges and agrees to indemnify, defend at Landlord’s expense, protect and hold manager Harmless dorm any and all claims, liabilities, damages, attorneys’ fees and expenses, rising from any and all claims for damages or injuries to persons or property, including property of Manager, and any all contractual claims arising from any cause whatsoever involving the Property, including the sole negligence of Manager or Manager’s employees and agents in or about the Property, and shall pay any and all judgments or awards that may be rendered against manager or account of any such liability; provided however, that this clause shall not be applicable to matters which arise from the gross negligence or willful misconduct of Manager.

9. JUDICIAL REFERENCE

Landlord and Manager agree that, other than action which seeks relief which can only be obtain by court proceeding, any dispute arising out of this Agreement shall be heard by a referee pursuant to the provisions of California Code of Civil Procedure Section 638, et seq., for a determination to be made which shall be as binding as upon Landlord and Manager as if tried by a court or jury. In the event of such reference, the following provisions shall apply:

(a)      Within five (5) business days after service of a demand or reference, Landlord and Manager shall agree a single referee who shall then try all issues in dispute, whether of fact or law, and then report his/her findings and judgment thereon. If Landlord and Manager are unable to agree upon a referee either Landlord or Manager may seek to have one appointed pursuant to section 640 of California Code of Civil Procedure by the presiding judge of the Sacramento County Superior Court.

(b)      The compensation of the referee shall be such as is customarily charged by referees for like services. The cost of such proceedings shall initially be borne equally by Landlord and Manager; however, the prevailing party in such proceedings shall be entitled, in addition to all other costs, to recover its contribution for the cost of the referee as an item of costs.

(c)      If a court reporter is required by any party, then a court reporter shall be present at all proceedings and the fees of such court shall initially be borne by the party requesting the court reporter, or equally, if both parties request a court reporter. Such fees shall be an item of recoverable costs to the prevailing party.

(d)      The referee shall apply all California Rules of Procedure and Evidence and shall apply the substantive Law of California in deciding the issues to be heard. Notice of any motion before the referee shall be given in the manner prescribed by the California Code of Civil Procedure, all hearings shall be set at the convenience of the referee, and venue for all hearings shall be selected by the referee at a place in Sacramento County, California.

(e)      The referee’s decision under California Code of Civil Procedure Section 644 shall stands as the judgment of the court, subject to appellate review as provided by the laws of the State.

(f)      Landlord and Manager agree that any such dispute shall be decided as soon as practicable following the selection or appointment of a referee. The date of hearing for any proceedings shall be determined by agreement of the parties and the referee, or if the parties cannot agree, then by the referee.

(g)      Without limiting the jurisdiction of the referee, Landlord and Manager specifically acknowledge that the referee shall have jurisdiction to issue all legal and equitable relief including an award of damages, the issuance of injunctions, and requiring the specific performance of any provisions of this Agreement.

(h)      In addition to any other relief awarded by the referee, the referee shall award attorney’s fees to the prevailing party pursuant to Paragraph 13(a) herein.

10. ASSIGNMENT

Manager and/or Landlord may assign their rights and/or delegate their duties hereunder, without the consent of the other to: (a) and affiliate as hereafter defined; (b) another property management company; or (c) a successor in interest. Any person or entity to which Manager’s and/or Landlord’s rights and duties are assigned shall be substituted in the name, place, and stead of the assignor and upon such assignment the assignor shall be relieved of any and all liability (except those set forth in section 8) under terms of this Agreement occurring after as any individual, partnership, corporation, association, trust, or legal entity which is a partner of Manager, the Management of Manager own a controlling interest in or, Manager or Landlord has a controlling interest in or Manager or Landlord possesses the power to direct or cause the direction of the management and policies of the “affiliate”.

Except as otherwise provided herein, neither of the parties hereto shall assign their respective rights nor delegate their duties without first obtaining the prior written consent of the other party to this Agreement; provided, however, neither of the parties hereto shall unreasonably withhold their consent to such assignment. Notwithstanding the foregoing, a party’s consent to one assignment of rights and/or delegation of duties. Except as otherwise provided herein, any assignment of rights and/or delegation of duties of a party without obtaining the prior consent therefore from the other party shall be void and of no force or effect.

11. BINDING ON HEIRS AND SUCCESSORS.

This Agreement shall be binding on and shall to the benefit of the heirs, executors, administrators, successors, and assigns of the parties.

12. INDEPENDENT CONTRACTOR

Manager is and independent contactor and shall, in such capacity, have the discretion and authority to select the means, method and manner of performing its duties, obligations and responsibilities under this Agreement.

13. MISCELLANEOUS.

(a)         Attorney’s Fees. In the event that any party hereto shall commence any legal action or proceeding, but not limited to, and action for declaratory relief, against any other party or parties to this Agreement by reason of the alleged failure of one or more of the parties prevailing in said action or proceeding shall be entitled to recover such party’s or parties reasonable attorney’s fees and costs, including but not limited to, his, her, its or their reasonable attorneys’ fees and costs on appeal. In the event and action does not proceed to final judgment, the Superior Court of the State of California in and for the Country of Sacramento, or such other Court of competent jurisdiction, proper under the laws of the State of California, may be requested to determine who is the “prevailing party” and what sum constitutes “reasonable attorneys’ fee”.

(b)         Notice. All notices, demands, requests, advice or designations which be or are required to be given the parties hereunder shall be in writing. All notices, demands, requests, advice or designations by Landlord or Manager, respectively, shall be sufficiently given, made or delivered as follows: If personally delivered, faxed, or sent by United States certified or registered mail, postage prepaid, addressed to Landlord or manager, as the case may be, at the address listed below.

Landlord:	Auburn & Douglas, LLC
c/o Roger A. Dreyer
20 Bicentennial
Sacramento, CA 95826
Phone: (916) 920-2111
Fax: (916) 920-5687

Manager:	University Capital Management, Inc.
2443 Fair Oaks Blvd #368
Sacramento, CA 95825
Phone: (916) 929-5433
Fax: (916) 929-5472

Notwithstanding the foregoing provision, any notices of default hereunder, in order to be effective, must be sent by overnight courier, such as Federal Express or UPS, and will be effective upon delivery.

(c)         Choice of Law; Construction; Severality. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California. Any actions or proceedings arising or in any way relating to this Agreement must be commenced before a referee in Sacramento County (Paragraph 9) or in the Court of proper jurisdiction in Sacramento, California, whichever is applicable.

The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for against either of the parties. Hence, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. The parties to this Agreement acknowledge that the same has been negotiated at arms length between persons sophisticated and knowledgeable in commercial property manners. Hence, the provisions of this Agreement shall be interpreted in a reasonable manner to affect the purpose of the parties.

If any provision of this Agreement shall be invalid, unenforceable or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in full and effect.

(d)         Definition or Terms; Section Headings. The term “Landlord” or any pronoun used in place thereof includes the plural as wall as the singular and the successors and assigns of Landlord. The term manager or any pronoun used in place thereof includes the plural as well as the singular and the successors and assigns of Manager.

The section headings of this Agreement are for convenience of reference only and shall have no effect upon the construction or interpretation of any provision hereof.

(e)          Time of Essence. Time is of the essence of this Agreement and of each and all of its provisions.

(f)         Capacity to Sign; Counterpart Copies. The parties hereto covenant that they possess all necessary capacity and authority to execute and enter into this Agreement. All individuals signing this Agreement for a party who is a corporation, a partnership, or other legal entity, or signing pursuant to a power of attorney or as a trustee, guardian, conservator or in any other legal capacity, covenant that they have the necessary capacity and authority to act for, sign, and bind the respective entity or principal on whose behalf they are signing.

This Agreement may be executed in counterpart or duplicate copies, and any signed counterpart or duplicate copy shall be equivalent to a signed original for all purposes.

(g)         Incorporation of Prior Agreements; amendments; Ambiguities. This Agreement, including the exhibits and attachments hereto, constitutes the entire agreement between Landlord and Manager relative Manager’s Property management services for the Property. This Agreement and exhibits and attachments hereto may be altered, amended or revoked only by and instrument in writing signed by Landlord and manager. Landlord and Manager hereby agree that all prior or contemporaneous oral agreements between and among themselves and their agents or representatives relative to the property management services for the property are merged in or revoked by this Agreement. The parties hereto further expressly warrant to each other that all of the terms and conditions contained herein have been fully explained to them and are fully understood, including, but not limited to, the respective rights and duties of each of the parties hereto, and that there are no ambiguities and/or ambiguous terms contained herein, and that the terms, conditions, obligations, rights, and duties of the parties hereto are fully understood by each of the respective parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD	AUBURN & DOUGLAS, LLC

	By:	/s/ Roger Dryer
Name:
Its:

MANAGER	UNIVERSITY CAPITAL MANAGEMENT, INC.

	By:	/s/ Jeffery Berger